EXHIBIT 99.1


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                                                FOR IMMEDIATE RELEASE

July 7, 2003                           Contact: Paul Vanderhoven (713) 654-9549

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                          STERLING CHEMICALS ANNOUNCES
                     RESTART OF ITS ACRYLONITRILE PLANT AND
               ENTRY INTO EXPANDED RELATIONSHIP WITH BP CHEMICALS


           HOUSTON, TEXAS, JULY 7, 2003 - STERLING CHEMICALS, INC. (SCHI) announced that it has successfully restarted its acrylonitrile plant at Texas City, Texas. Sterling also announced that it had entered into an expanded acrylonitrile relationship with BP Chemicals Inc. The new relationship is intended to provide Sterling with the ability to operate its acrylonitrile facility at optimal three-reactor rates throughout the acrylonitrile market cycles.

           Richard K. Crump, Sterling's President and Chief Executive Officer said, "We are very excited to be restarting our acrylonitrile plant at Texas City. We have taken advantage of the time that the acrylonitrile unit was out of operation to upgrade our control systems and complete a number of projects designed to reduce air emissions, improve reliability and reduce overall costs. We are confident that this work will enable our facility to operate in a safe, reliable, and cost efficient manner. We want to thank our employees, customers and suppliers for their patience and support during this restart process. We are also excited about entering into an expanded acrylonitrile relationship with BP Chemicals. Since Sterling's inception in 1986, BP has been a highly valued business partner and we look forward to the opportunity of continuing to grow this relationship."

                                      * * *

           Based in Houston, Texas, Sterling Chemicals, Inc. manufactures a variety of petrochemical products at its facilities in Texas City, Texas.

           Statements in this press release that contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, include, but are not limited to, statements concerning Sterling's acrylonitrile relationship with BP Chemicals Inc. and operations of Sterling's acrylonitrile plant. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated or projected. A discussion of the risk factors that could impact these areas and Sterling's overall business and financial performance can be found in Sterling's filings with the Securities and Exchange Commission, including Sterling's Annual Report on Form 10-K. These factors include, among others, the timing and extent of changes in commodity prices, the cyclicality of the petrochemicals industry, petrochemicals industry production capacity and operating rates, market conditions in the petrochemicals industry, competition, changes in global economic and business conditions, increases in raw materials costs, Sterling's ability to obtain raw materials and energy at acceptable prices, in a timely manner and on acceptable terms, regulatory initiatives and compliance with governmental regulations, compliance with environmental laws and regulations, customer preferences and various other matters, many of which are beyond Sterling's control. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release, and Sterling undertakes no obligation to publicly update or revise any forward-looking statements. Copies of Sterling's most recent Annual Report on Form 10-K are posted on, or may be accessed through, Sterling's website at www.sterlingchemicals.com.















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